UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2019

AGILITI, INC.

(Exact name of registrant as specified in its charter)

Delaware	132-02824	82-1608463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6625 West 78th Street, Suite 300
Minneapolis, Minnesota 55439-2604
(Address of principal executive offices)

Registrant’s telephone number, including area code: (952) 893-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Introductory Note

On January 4, 2019 (the “Closing Date”), Agiliti, Inc., a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2018 (“A&R Merger Agreement”),  by and among Federal Street Acquisition Corp. (“FSAC”), the Company, Umpire SPAC Merger Sub, Inc., a Delaware corporation, Umpire Cash Merger Sub, Inc., a Delaware corporation, Agiliti Holdco, Inc. (previously known as UHS Holdco, Inc.), a Delaware corporation (“Agiliti Holdco”), solely in their capacities as Majority Stockholders, IPC/UHS, L.P. (“IPC/UHS”) and IPC/UHS Co-Investment Partners, L.P., each a Delaware limited partnership, solely in its capacity as the Stockholders’ Representative, IPC/UHS, and solely for the purposes stated therein, Umpire Equity Merger Sub, Inc., a Delaware corporation. The A&R Merger Agreement amended and restated the Agreement and Plan of Merger dated as of August 13, 2018. Pursuant to the A&R Merger Agreement, (i) FSAC became a wholly owned subsidiary of the Company and the holders of Class A common stock, par value $0.0001 per share, of FSAC (the “FSAC Class A Common Stock”) (including FSAC Class A Common Stock issued pursuant to the Backstop Agreement (as defined below) and issued upon conversion of the Class F common stock, par value $0.0001 per share, of FSAC) received shares of common stock, par value $0.0001 per share, of the Company (the “Agiliti Common Stock”); and (ii) Agiliti Holdco, Inc. became a wholly owned subsidiary of FSAC and the equityholders of Agiliti Holdco, Inc. received cash and/or shares of Agiliti Common Stock and/or fully-vested options to purchase shares of Agiliti Common Stock as merger consideration (the transactions contemplated by the A&R Merger Agreement are referred to herein as the “Business Combination”).

On December 19, 2018, in connection with the entry into the A&R Merger Agreement, FSAC entered into the Amended and Restated Subscription Agreement (the “Backstop Agreement”) with THL Agiliti LLC (the “THL Stockholder”), pursuant to which THL Stockholder agreed to purchase a number of shares of FSAC common stock at a price of $8.50 per share necessary to cause the minimum cash condition under the A&R Merger Agreement to be satisfied, subject to a cap of $750 million. On the Closing Date, pursuant to the Backstop Agreement, THL Stockholder purchased 86,795,398 shares of FSAC Class A Common Stock for an aggregate of $737.8 million, which shares were exchanged for shares of Agiliti Common Stock on a one-for-one basis at the closing of the Business Combination.

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On the Closing Date, in connection with and substantially concurrent with the closing of the Business Combination, Agiliti Health, Inc. (previously known as Universal Hospital Services, Inc.), a wholly-owned subsidiary of the Company (“Agiliti Health”), entered into a credit agreement (the “Credit Agreement”) governing its new senior secured credit facilities (the “New Senior Secured Credit Facilities”) with JPMorgan Chase Bank, N.A. as administrative agent, collateral agent, and letter of credit issuer, Agiliti Holdco, certain subsidiaries of Agiliti Health acting as guarantors (the “Guarantors”), and the lenders from time to time party thereto.

Facilities and Use of Proceeds

The New Senior Secured Credit Facilities provide for a seven-year senior secured delayed draw term loan facility in an aggregate principal amount of $660,000,000 (the “New Term Loan Facility”) and a five-year senior secured revolving credit facility in an aggregate principal amount of $150,000,000 (the “New Revolving Facility”). Agiliti Health drew approximately $34.0 million of revolving loans on January 4, 2019 to pay certain fees and expenses in the Business Combination. The proceeds of the New Term Loan Facility will be drawn on February 1, 2019, and will be used to redeem all of Agiliti Health’s outstanding 7.625% Second Lien Senior Secured Notes due

2020 (the “Existing Notes”). Agiliti Health called the Existing Notes for redemption on January 4, 2019, prior to the consummation of the Business Combination. The Existing Notes will be redeemed on February 4, 2019.

The term loans under the New Term Loan Facility amortize in equal quarterly installments, commencing on June 30, 2019, in an aggregate annual amount equal to 1.00% of the original principal amount of such term loans, with the balance due and payable at maturity unless prepaid prior thereto.

The New Revolving Facility includes a sub-facility for letters of credit. In addition, the Credit Agreement permits Agiliti Health to request incremental term loans or incremental revolving credit commitments in an aggregate principal amount of up to (a) the greater of (1) $146.0 million and (2) an amount equal to Agiliti Health’s trailing twelve-month consolidated EBITDA (as defined in the Credit Agreement) at the time of determination, plus (b) an amount equal to all voluntary prepayments of the term loans under the Credit Agreement, certain other incremental equivalent debt and debt that is secured by liens on a pari passu basis with or senior to the liens on the collateral securing the term loans, buybacks of term loans and permanent revolving credit commitment reductions under the Credit Agreement, in each case prior to or simultaneous with the date of any such incurrence (to the extent not funded with the proceeds of long-term debt), plus (c) an unlimited additional amount so long as Agiliti Health and its restricted subsidiaries under the Credit Agreement (I) in the case of incremental indebtedness that is secured by the collateral on a pari passu basis with the New Senior Secured Credit Facilities, do not exceed a specified pro forma first lien net leverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, do not exceed the greater of a specified pro forma first lien net leverage ratio and the pro forma first lien net leverage ratio immediately prior to such transaction), (II) in the case of incremental indebtedness that is secured by the collateral on a junior basis with respect to the New Senior Secured Credit Facilities, do not exceed a specified pro forma secured net leverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, do not exceed the greater of a specified pro forma secured net leverage ratio and the pro forma secured net leverage ratio immediately prior to such transaction), and (III) in the case of unsecured incremental indebtedness, either (x) do not exceed a specified pro forma total net leverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, do not exceed the greater of a specified pro forma total net leverage ratio and the pro forma total net leverage ratio immediately prior to such transaction) or (y) have a minimum specified interest coverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, maintain the lesser of a specified pro forma interest coverage ratio and the pro forma interest coverage ratio immediately prior to such transaction). The lenders under the New Senior Secured Credit Facilities are not under any obligation to provide any such incremental loans or commitments, and any such incremental loans or commitments are subject to certain customary conditions precedent and other provisions, as set forth in the Credit Agreement.

Interest Rate and Fees

Borrowings under the New Senior Secured Credit Facilities will bear interest, at Agiliti Health’s option, at a rate per annum equal to an applicable margin over either (a) a base rate determined by reference to the highest of (1) the prime lending rate published in the Wall Street Journal, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate for a one-month interest period, plus 1.00%, or (b) a LIBOR rate determined by reference to the LIBOR rate as set forth by the ICE Benchmark Administration for the interest period relevant to such borrowing, in each case, subject to interest rate floors.

Prepayments

The New Senior Secured Credit Facilities require mandatory prepayments under certain circumstances, including with respect to excess cash flow, asset sale proceeds and proceeds from certain incurrences of indebtedness. Agiliti Health may voluntarily repay outstanding loans under the New Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans; provided, however, that any voluntary prepayment, refinancing or repricing of the term loans under the New Term Loan Facility in connection with certain repricing transactions that occur prior to the date that is six months after the closing of the New Senior Secured Credit Facilities are subject to a prepayment premium of 1.00% of the principal amount of the term loans so prepaid, refinanced or repriced.

Guarantee and Security

All of Agiliti Health’s obligations under the New Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by the administrative agent, any lender party to the New Senior Secured Credit Facilities or any of their affiliates will be unconditionally guaranteed by Agiliti Holdco, Agiliti Health (with respect to hedge agreements and cash management arrangements not entered into by Agiliti Health) and each of the Guarantors, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences.

All obligations under the New Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by the administrative agent or any lender party to the New Senior Secured Credit Facilities or any of their affiliates, and the guarantees of such obligations, will be secured, subject to permitted liens and other exceptions, by (a) a perfected first-priority pledge of all the equity interests of Agiliti Health, each Guarantor and certain material subsidiaries of Agiliti Health and the Guarantors (limited to 65% of voting stock in the case of material foreign subsidiaries and material domestic subsidiaries that are disregarded entities for tax purposes) and (b) perfected first-priority (1) security interests in substantially all tangible and intangible personal property of Agiliti Holdco, Agiliti Health and the Guarantors and (2) mortgages on material fee-owned real property of Agiliti Holdco, Agiliti Health and the Guarantors in excess of a specified value (subject to certain other exclusions).

Covenants and Events of Default

The New Senior Secured Credit Facilities contain a number of negative covenants that, among other things, restrict, subject to certain exceptions, the ability of Agiliti Health and the Guarantors to:

•                  incur additional indebtedness and guarantee indebtedness;

•                  create or incur liens;

•                  engage in mergers or consolidations;

•                  sell, transfer or otherwise dispose of assets;

•                  pay dividends and distributions or repurchase capital stock;

•                  prepay, redeem or repurchase certain indebtedness;

•                  make investments, loans and advances;

•                  enter into agreements which limit the ability of Agiliti Health and the Guarantors to incur liens on assets; and

•                  enter into amendments to certain junior lien and subordinated indebtedness in a manner materially adverse to the lenders.

The New Revolving Facility contains a springing financial covenant requiring compliance with a maximum ratio of first lien net indebtedness to consolidated EBITDA of 7.00:1.00. The financial covenant will be tested on the last day of each fiscal quarter (commencing with the fiscal quarter ending on March 31, 2019) only if the aggregate principal amount of borrowings under the New Revolving Facility and letters of credit (other than undrawn letters of credit), exceeds 35% of the total commitments under the New Revolving Facility on such day.

The New Senior Secured Credit Facilities also limit Agiliti Holdco’s activities to being a passive holding company and contain certain customary affirmative covenants and events of default for facilities of this type, including relating to a change of control. If an event of default occurs, the lenders under the New Senior Secured Credit Facilities will be entitled to take various actions and remedies, including the acceleration of amounts due under the New Senior Secured Credit Facilities and certain other customary actions and remedies permitted to be taken by secured creditors.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, the Company, THL Stockholder, Thomas J. Leonard and certain other holders  entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the parties thereto were granted certain customary demand registration rights on short form and long form registration statements as well as “piggyback” registration rights, with respect to the shares of Agiliti Common Stock they hold, in each case subject to cutback provisions. In addition, pursuant to the Registration Rights Agreement, Mr. Leonard agreed to certain transfer restrictions for 180 days following the closing of the Business Combination.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Director Nomination Agreement

On the Closing Date, the Company and THL Stockholder entered into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which for so long as THL Stockholder beneficially owns at least 5% of Agiliti Common Stock then outstanding, THL Stockholder will have a right to appoint or nominate for election to the Company’s board of directors, as applicable, a number of individuals that, if elected, when compared to the authorized number of directors on the Company’s board of directors, is closest to but not less than proportional to the total number of shares of Agiliti Common Stock over which THL Stockholder has direct or indirect voting control relative to the total number of shares of Agiliti Common Stock then outstanding (which, for the avoidance of doubt, means that the number of such appointees or nominees shall be rounded up to the next whole number); provided that the number of such appointees or nominees may not constitute a majority of the members of the Company’s board of directors unless THL Stockholder beneficially owns shares of Agiliti Common Stock representing at least 50% of Agiliti Common Stock then outstanding. In addition, THL Stockholder shall be entitled to designate the replacement for any of its board appointees or nominees whose board service terminates prior to the end of the director’s term regardless of beneficial ownership at such time. THL Stockholder will also have the right to have its designees participate on committees of the Company’s board of directors proportionate to its stock ownership; provided that the number of its designees may not constitute a majority of the members of any such committee unless THL Stockholder beneficially owns shares of Agiliti Common Stock representing at least 50% of Agiliti Common Stock then outstanding.

Upon any decrease in the number of directors that THL Stockholder is entitled to designate for nomination to the board of directors of the Company, THL Stockholder will take all actions within its power to cause the appropriate number of nominees to offer to tender their resignations. However, no nominee shall be required to resign prior to the first annual meeting of stockholders of the Company following the consummation of the Business Combination.

Pursuant to the Director Nomination agreement, the Company agreed not to destagger its board of directors or change the method for electing directors from plurality voting to majority voting, or otherwise, until such time as THL Stockholder ceases to beneficially own 5% or more of the total number of shares of Agiliti Common Stock then outstanding.

The foregoing description of the Director Nomination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Director Nomination Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Tax Receivable Agreement

On the Closing Date, the Company, Agiliti Holdco and IPC/UHS, as Stockholders’ Representative, entered into the Tax Receivable Agreement (the “Tax Receivable Agreement”). The Tax Receivable Agreement provides for the payment by Agiliti Holdco to the sellers of 85% of certain U.S. federal, state, and local tax benefits realized or deemed realized by Agiliti Holdco and its subsidiaries from the use, following the closing, of the following tax attributes: (i) U.S. federal, state and local net operating losses (including carryforwards) of Agiliti Holdco and its subsidiaries in existence as of the end of the Closing Date, (ii) without duplication of amounts included under clause (i), certain deductions generated by the consummation of the Business Combination, (iii) certain deductions arising from rollover options cancelled or exercised post-closing as such deductions are generated post-closing and (iv) certain deductions arising from payments made under the Tax Receivable Agreement. Agiliti Holdco and its subsidiaries will retain the tax benefit, if any, of the remaining 15% of such tax attributes. The amount and timing of any such payments may vary depending upon a number of factors. The term of the Tax Receivable Agreement will continue until all tax benefits subject to the Tax Receivable Agreement have been utilized or deemed utilized, unless Agiliti Holdco exercises its right to terminate the Tax Receivable Agreement early or there is otherwise a deemed early termination (e.g., upon the occurrence of a change of control of the Company, FSAC or Agiliti Holdco or certain divestitures of Agiliti Holdco’s subsidiaries) pursuant to the terms of Tax Receivable Agreement. If Agiliti Holdco elects to terminate the Tax Receivable Agreement early or there is a deemed early termination, its obligations under the Tax Receivable Agreement would accelerate and it generally would be required to make an immediate payment equal to the present value of the deemed anticipated future payments to be made by it under the Tax Receivable Agreement, calculated in accordance with certain valuation assumptions set forth in the Tax Receivable Agreement.

Notwithstanding the foregoing, after the fifth anniversary of the Closing Date, a tax benefit payment due to a holder of any options or restricted stock units (RSUs) in Agiliti Holdco shall be paid only if either (i) such holder is employed by on the first day of the calendar year following the taxable year for which such tax benefit payment was calculated or (ii) Agiliti Holdco has aggregate revenue of at least $300,000,000 (which may be adjusted downward due to certain transactions) for the first two quarters of the taxable year following the taxable year for which such tax benefit payment was calculated.

The foregoing description of the Tax Receivables Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Receivables Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

2018 Omnibus Incentive Plan

On the Closing Date, the Agiliti, Inc. 2018 Omnibus Incentive Plan (the “2018 Omnibus Incentive Plan”) became effective. The 2018 Omnibus Incentive Plan was approved by FSAC’s stockholders at the special meeting held on January 3, 2019 to approve the Business Combination (the “Special Meeting”). The purpose of the 2018 Omnibus Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants of the Company. The 2018 Omnibus Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents and other stock-based awards and other substitute awards, annual incentive awards and performance awards. Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company and its affiliates, will be eligible for grants under the 2018 Omnibus Incentive Plan. The Company has reserved a total of 10,356,000 shares of Agiliti Common Stock for issuance pursuant to the 2018 Omnibus Incentive Plan, subject to certain adjustments set forth therein.

The foregoing description of the 2018 Omnibus Incentive Plan does not purport to be complete and is qualified in its entirety by the terms and conditions of the 2018 Omnibus Incentive Plan, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Advisory Services Agreement

On the Closing Date, the Company entered into an advisory services agreement (the “Advisory Services Agreement”) with Agiliti Holdco, Agiliti Health and THL Managers VIII, LLC (the “Advisor”). Pursuant to the Advisory Services Agreement, the Advisor will provide management, consulting and other advisory services to the companies. In consideration for these services, the companies will pay to the Advisor (i) a non-refundable periodic retainer fee in an aggregate amount per fiscal quarter equal to the greater of (a) $375,000 or (b) 1% of the consolidated Adjusted EBITDA (as defined in the Advisory Services Agreement) for the immediately preceding fiscal quarter or such other amount as may be mutually agreed, with the first such payment to be made on April 15, 2019, (ii) fees in amounts to be mutually agreed in connection with any financing or refinancing, dividend, recapitalization, acquisition, disposition and spin-off or split-off transaction, (iii) in the case of an initial public offering (“IPO”), in addition to the fees under clauses (i) and (ii), an amount equal to the net present value of the higher periodic fee that would have been payable from the date of such IPO until the scheduled termination date of the Advisory Services Agreement, and (iv) fees for other management, consulting and other advisory services to be discussed in good faith among the parties. The companies will also pay expenses incurred by the Advisor, its consultants and certain other parties affiliated with Advisor.

The initial term of the Advisory Agreement ends on January 4, 2027, and is automatically extended for successive periods of one (1) year.  The Advisory Services Agreement may be terminated by the Advisor at any time and by the Company on or prior to March 31, 2019 if the execution and delivery of the Advisory Services Agreement is not ratified by the Company at a meeting of its board of directors or a committee thereof prior to such date. The Advisory Services Agreement also terminates automatically immediately prior to an IPO or a transaction involving a change of control (as defined in the Advisory Services Agreement).

The foregoing description of the Advisory Services Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Advisory Services Agreement, which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Indemnification Agreements

On the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Delaware law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of indemnification agreement, which is attached hereto as Exhibit 10.7 and is incorporated by reference.

Assignment and Assumption Agreement

On the Closing Date, the Company, FSAC and Continental Stock Transfer & Trust Company (the “Warrant Agent”) entered into an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) pursuant to which the Company agreed to accept and assume all of FSAC’s rights, interests and obligations in and under the warrants to purchase FSAC Class A Common Stock and under that certain Warrant Agreement, by and between FSAC and the Warrant Agent, dated as of July 18, 2017. Following the Business Combination and the entry into the Assignment and Assumption Agreement, each FSAC warrant became exercisable for one share of Agiliti Common Stock in accordance with the terms of the agreement governing such warrants, and are referred to herein as the “Agiliti Warrants.”

The foregoing description of the Assignment and Assumption Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Assignment and Assumption Agreement, which is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On January 3, 2019, the Business Combination was approved by the stockholders of FSAC at the Special Meeting. The Business Combination was consummated on January 4, 2019.

Consideration to FSAC’s Stockholders and Warrant Holders in the Business Combination

In connection with the Business Combination, holders of 45,692,407 shares of FSAC Class A Common Stock exercised their right to redeem those shares for cash at a price of $10.16571689 per share, for an aggregate of approximately $464.5 million, which was paid to such holders on the Closing Date.

Upon completion of the Business Combination, the public stockholders of FSAC who did not exercise redemption rights received an aggregate of 307,593 shares of Agiliti Common Stock, with each public stockholder receiving one share of Agiliti Common Stock in exchange for each share of FSAC Class A Common Stock held on the Closing Date. In addition, each warrant to purchase FSAC Class A Common Stock issued and outstanding on the Closing Date became an Agiliti Warrant exercisable for shares of Agiliti Common Stock, and rights, interests and obligations in and under the FSAC warrants were assigned to and assumed by the Company.

In connection with the Business Combination, on January 4, 2019, FSAC issued 86,795,398 shares of FSAC Class A Common Stock to THL Stockholder immediately prior to the closing of the Business Combination pursuant to the Backstop Agreement. Such shares were exchanged on a one-for-one basis for shares of Agiliti Common Stock.

In addition, 11,500,000 shares of FSAC Class F common stock held by FS Sponsor, LLC and other former holders of Class F common stock of FSAC converted into shares of FSAC Class A Common Stock immediately prior to the Business Combination and into shares of Agiliti Common Stock at the closing of the Business Combination.

Consideration Payable to Agiliti Holdco Equity Holders in the Business Combination

The consideration paid to holders of equity interests in Agiliti Holdco in connection with the Business Combination consisted of: (i) approximately $688.6 million in cash, subject to adjustment in accordance with the terms of the A&R Merger Agreement and (ii) 336,081 shares of Agiliti Common Stock, which were issued to Mr. Leonard. In addition, 25% of the outstanding options to purchase Agiliti Holdco common stock became exercisable in accordance with their terms for an aggregate of 2,975,618 shares of Agiliti Common Stock.

The material terms and conditions of the A&R Merger Agreement are described in the section entitled “Supplemental Information to Proposal No. 1 — Approval of the Business Combination” beginning on page 35 of the Company’s Supplement to the Definitive Proxy Statement/Prospectus (“Proxy Statement/Prospectus Supplement”) filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2018 and in the section entitled “Proposal No. 1 — Approval of the Business Combination” beginning on page 81 of the Definitive Proxy Statement/Prospectus (“Proxy Statement/Prospectus”) filed with the SEC on October 10, 2018, which are incorporated herein by reference.

Agiliti Securities Outstanding Following the Business Combination

Immediately after the Business Combination, there were 98,939,072 shares of Agiliti Common Stock, Agiliti Warrants to purchase 37,950,000 shares of Agiliti Common Stock and options to purchase 2,975,618 shares of Agiliti Common Stock issued and outstanding. Upon the closing, FSAC’s common stock, warrants and units ceased trading on the NASDAQ stock exchange. Following the Business Combination, the Agiliti Common Stock and Agiliti Warrants will not trade on a national stock exchange due to the level of redemptions by FSAC stockholders.  The Company is evaluating working with market makers to obtain quotation of the Agiliti Warrants on the over-the-counter market.  However, there can be no assurances regarding if or when the Agiliti Warrants will be quoted.

FORM 10 INFORMATION

Forward-Looking Statements

Some of the information contained in this Current Report on Form 8-K, or incorporated herein by reference, contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When contained in this Current Report on Form 8-K, and incorporated herein by reference, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•                  the Company’s history of net losses;

•                  the need for substantial cash to operate and expand the Company’s business as planned;

•                  the Company’s expected substantial outstanding debt following the Business Combination;

•                  a decrease in the number of patients the Company’s customers serve;

•                  the Company’s inability to effect change in the manner in which healthcare providers traditionally procure medical equipment;

•                  the absence of long-term commitments with customers;

•                  the Company’s inability to renew contracts with group purchasing organizations and integrated delivery networks;

•                  changes in reimbursement rates and policies by third-party payors;

•                  the impact of healthcare reform initiatives;

•                  the impact of significant regulation of the healthcare industry and the need to comply with those regulations;

•                  the effect of prolonged negative changes in domestic and global economic conditions;

•                  difficulties or delays in the Company’s continued expansion into certain of the Company’s businesses/geographic markets and developments of new businesses/geographic markets;

•                  additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; and

•                  increases in vendor costs that cannot be passed through to the Company’s customers; and

•                  other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

Business

The information set forth in the section entitled “Information about UHS” beginning on page 165 of the Proxy Statement/Prospectus is incorporated herein by reference.

Risk Factors

The information set forth in the section entitled “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus and the section entitled “Update to Risk Factors” beginning on page 31 of the Proxy Statement/Prospectus Supplement is incorporated herein by reference.

The Agiliti Common Stock and the Agiliti Warrants are not listed on a national securities exchange.

Due to the level of redemptions by FSAC stockholders, the Company was unable to comply with the NASDAQ listing requirements relating to the number of round lot holders, and therefore, following the Business Combination, the Agiliti Common Stock and the Agiliti Warrants are not listed on a national securities exchange. Because of the lack of listing, the Company and its stockholders and warrant holders could face significant material adverse consequences including:

•                  a limited availability of market quotations for the Company’s securities;

•                  reduced liquidity for the Company’s securities;

•                  a determination that Agiliti Common Stock is a “penny stock,” which will require brokers trading in Agiliti Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•                  a limited amount of news and analyst coverage; and

•                  a decreased ability to issue additional securities or obtain additional financing in the future.

The Company is not subject to compliance with rules requiring the adoption of certain corporate governance measures and as a result the Company’s stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The listing rules of the New York Stock Exchange and the NASDAQ Stock Market require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges. Because the Company is not listed on the NASDAQ Stock Market or the New York Stock Exchange, the Company is not presently required to comply with many of the corporate governance provisions and has not adopted some of these measures. The absence of such standards of corporate governance may leave the Company’s stockholders and warrantholders without protections against interested director transactions, conflicts of interest and similar matters.

Selected Consolidated Historical Financial and Other Information

The following table sets forth selected consolidated historical financial information derived from Agiliti Health’s (i) unaudited financial statements included in Agiliti Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 as of September 30, 2018 and for the nine month periods ended September 30, 2018 and September 30, 2017 and (ii) audited financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The historical consolidated financial information of Agiliti Health as of September 30, 2017 was derived from unaudited financial statements included in Agiliti Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. The selected consolidated historical financial statements of Agiliti Health, a wholly-owned subsidiary of Agiliti Holdco, and its subsidiaries are included below, as opposed to those of the Company. The Company is a holding company without any operations or employees, and no liabilities or material assets beyond its investment in Agiliti Holdco, the direct parent entity of Agiliti Health. Further, prior to the Closing Date, the Company had no material operations, assets, or liabilities.

The following summary financial information should be read in conjunction with the sections entitled “UHS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 205 of the Proxy Statement/Prospectus, “Appendix D: Management’s Discussion and Analysis of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) and Subsidiaries for the Three and Nine Months Ended September 30, 2018 and September 30, 2017” beginning on page D-1 of the Proxy Statement/Prospectus Supplement and the financial statements of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) and Subsidiaries included in the Proxy Statement/Prospectus beginning on page F-31 and in Appendix C in the Proxy Statement/Prospectus Supplement beginning on page C-1.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Consolidated Statements of Operations Data:
Revenues	$421,175	$382,633	$514,783	$479,501	$448,681	$436,664	$428,440
Cost of revenue	273,322	255,497	343,028	322,649	303,889	309,903	301,202
Gross margin	147,853	127,136	171,755	156,852	144,792	126,761	127,238
Operating expenses:
Selling, general and administrative(1)	102,138	93,172	125,910	119,389	121,583	114,194	111,857
Restructuring	—	—	—	—	2,321	3,059	236
(Gain) on settlement	(26,291)	—	—	(3,074)	(5,718)	—	—
Intangible asset impairment charge	—	—	—	—	—	34,900	—
Total operating expenses	75,847	93,172	125,910	116,315	118,186	152,153	112,093
Operating income	72,006	33,964	45,845	40,537	26,606	(25,392)	15,145
Loss on extinguishment of debt	—	—	—	—	—	—	1,853
Interest expense(1)	40,128	40,366	53,762	53,043	54,066	53,687	55,807
Income (loss) before income taxes and noncontrolling interest	31,878	(6,402)	(7,917)	(12,506)	(27,460)	(79,079)	(42,515)
(Benefit) provision for income taxes	767	888	(17,159)	946	756	(13,065)	(166)
Net income attributable to noncontrolling interest	241	295	414	308	432	503	688
Net income (loss) attributable to Agiliti Health and subsidiaries	$30,870	$(7,585)	$8,828	$(13,760)	$(28,648)	$(66,517)	$(43,037)
Other Financial Data:
Net cash provided by operating activities	$54,836	$33,734	$70,619	$54,722	$72,284	$60,572	$57,574
Net cash used in investing activities	(37,352)	(38,974)	(55,124)	(69,654)	(52,606)	(55,464)	(56,433)
Net cash (used in) provided by financing activities	(17,484)	5,240	(15,495)	14,932	(19,678)	(5,108)	(1,141)
Other Operating Data (as of period end) (unaudited):
Medical equipment (approximate number of owned outsourcing units)	249,000	242,000	235,000	242,000	246,000	254,000	269,000
District service centers	86	86	87	88	88	88	89
Centers of excellence	5	5	5	5	5	5	6
Depreciation and amortization of intangibles	$58,715	$60,497	$80,244	$84,266	$91,901	$100,088	$98,796
Consolidated Balance Sheet:
Working capital(2)	$27,677	$35,835	$6,245	$1,650	$(8,855)	$782	$(87)
Total assets(3)(4)	826,138	794,833	805,445	818,123	797,575	821,038	899,738
Total debt(4)	697,417	724,887	703,108	707,317	687,458	698,585	696,735
(Deficit) equity	(5,260)	(62,146)	(44,378)	(59,485)	(49,158)	(48,747)	23,020

(1)         Agiliti Health adopted ASU No. 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost in 2018 and retrospectively applied ASU 2017-07 to all periods presented.

(2)         Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

(3)         Agiliti Health adopted ASU No. 2015-17 Balance Sheet Classification of Deferred Taxes in 2015 and retrospectively applying the ASU 2015-17 to all periods presented.

(4)         Agiliti Health adopted ASU No. 2015-03 Simplifying the Presentation of Debt Issuance Costs in 2016 and retrospectively applying the ASU 2015-03 to all periods presented.

Unaudited Pro Forma Condensed Combined Financial Information

The information set forth in Exhibit 99.1 to this Current Report on Form 8-K, which includes the unaudited pro forma condensed combined financial information of the Company is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

The information set forth in the section entitled “UHS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 205 of the Proxy Statement/Prospectus and in the section entitled “Appendix D: Management’s Discussion and Analysis of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) and Subsidiaries for the Three and Nine Months Ended September 30, 2018 and September 30, 2017” beginning on page D-1 of the Proxy Statement/Prospectus Supplement is incorporated herein by reference.

Properties

The information set forth in the section entitled “Information about UHS — Properties” on page 177 of the Proxy Statement/Prospectus is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Closing Date regarding the beneficial ownership of the Agiliti Common Stock by:

•                  each person known to be the beneficial owner of more than 5% of the Company’s outstanding ordinary shares;

•                  each director and each of the Company’s named executive officers; and

•                  all current executive officers and directors as a group.

The information below is based on an aggregate of 98,939,072 shares of Agiliti Common Stock issued and outstanding as of the Closing Date. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Stockholders:
THL Agiliti LLC (2)	113,145,398	99.3%
Executive Officers and Directors:
Scott M. Sperling (2)	113,145,398	99.3%
Joshua M. Nelson (2)	113,145,398	99.3%
Megan M. Preiner (2)	113,145,398	99.3%
Michael A. Bell	25,000	*
Gary L. Gottlieb	25,000	*
Barry Schochett (3)	27,653	*
John L. Workman (3)	27,653	*
Thomas J. Leonard (4)	1,495,772	1.5%
James B. Pekarek (3)	304,346	*
Kevin E. Ketzel (3)	345,448	*
Bettyann Bird (3)	167,316	*
Robert L. Creviston (3)	123,970	*
All directors and executive officers as a group (14 individuals)	115,813,274	99.7%

*                                         Less than 1 percent.

(1)                                 Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is c/o Agiliti Health, Inc., 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439.

(2)                                 Includes 14,950,000 of Agiliti Warrants, which are exercisable for an equal number of shares of Agiliti Common Stock. Voting and investment determinations with respect to the Agiliti Common Stock held by THL Stockholder are made by unanimous consent of its members. The members of THL Agiliti are FS Sponsor, LLC, Thomas H. Lee Equity Fund VIII, L.P., Thomas H. Lee Parallel Fund VIII, L.P., THL Executive Fund VIII, L.P., THL Fund VIII Coinvestment Partners, L.P., and THL Equity Fund VIII Investors (Agiliti), L.P. Voting and investment determinations with respect to the Agiliti Warrants held by THL Stockholder are made in the sole discretion of FS Sponsor, LLC. Voting and investment determinations with respect to the securities beneficially owned by FS Sponsor, LLC, including the Agiliti Warrants, are made by a management committee.  Each of the entities and individuals named above disclaims beneficial ownership of the securities of the Company held of record by THL Stockholder, except to the extent of his, her or its pecuniary interest therein. The address of the entities and individuals named above is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.

(3)                                 Represents shares of Agiliti Common Stock issuable upon the exercise of fully-vested options.

(4)                                 Includes 1,159,691 shares of Agiliti common Stock issuable upon the exercise of fully-vested options.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the closing is set forth in the section entitled “Management and Board of Directors After the Business Combination” beginning on page 55 in the Proxy Statement/Prospectus Supplement and is incorporated herein by reference.

On January 4, 2019, each of Messrs. Leonard, Bell, Gottlieb, Nelson, Schochet, Sperling and Workman and Ms. Preiner were appointed to serve as directors of the post-combination company effective immediately following the consummation of the Business Combination. Mr. Workman was appointed as Chairman of the board of directors. The size of the board is eight members. Biographical information for these individuals is set forth in the section entitled “Management and Board of Directors After the Business Combination” beginning on page 55 of the Proxy Statement/Prospectus Supplement and is incorporated herein by reference.

The Board appointed Messrs. Gottlieb, Schochet and Workman to serve on the Audit Committee, with Mr. Workman serving as its Chairman. The Board appointed Messrs. Workman, Bell and Nelson to serve on the Compensation Committee, with Mr. Bell serving as its Chairman. The Board appointed Messrs. Gotliebb, Sperling and Nelson and Ms. Preiner to serve on the Nominating and Governance Committee, with Mr. Nelson serving as its Chairman. Information with respect to the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee is set forth in the section entitled “Management and Board of Directors After the Business Combination — Committees of the Board of Directors” beginning on page 58 of the Proxy Statement/Prospectus Supplement and is incorporated herein by reference.

In accordance with the amended and restated certificate of incorporation of the Company, the Company’s board of directors is divided into three classes, each comprising as nearly as possible one-third of the directors and serving three-year terms with only one class of directors being elected in each year. Messrs. Schochet and Nelson were assigned to Class I, Messrs. Leonard and Gottlieb and Ms. Preiner were assigned to Class II, and Messrs. Workman, Bell and Sperling were assigned to Class III. Each Class I director will have a term that expires at the Company’s annual meeting of stockholders in 2019, each Class II director will have a term that expires at the Company’s annual meeting of stockholders in 2020 and each Class III director will have a term that expires at the Company’s annual meeting of stockholders in 2021, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

In connection with the consummation of the Business Combination, on January 4, 2019, Thomas J. Leonard was appointed to serve as the Company’s Chief Executive Officer, Mr. James B. Pekarek was appointed to serve as Executive Vice President and Chief Financial Officer, Mr. Kevin E. Ketzel was appointed to serve as President, Ms. Bettyann Bird was appointed to serve as Senior Vice President, Marketing, Mr. Robert L. Creviston was appointed to serve as Chief Human Resources Officer, Mr. Scott A. Christensen was appointed to serve as Vice President, Controller and Chief Accounting Officer, and Ms. Lee Neumann was appointed to serve as Senior Vice President, General Counsel and Corporate Secretary. Biographical information for these individuals is set forth in the section entitled “Management and Board of Directors After the Business Combination” beginning on page 55 of the Proxy Statement/Prospectus Supplement and is incorporated by reference herein.

In connection with the closing, on January 4, 2019, immediately prior to the consummation of the Business Combination, Mr. Kent R. Weldon ceased to be a director of the Company and each executive officer of the Company immediately prior to the closing ceased to be an executive officer.

Executive Compensation

The information set forth in Exhibit 99.2 to this Current Report on Form 8-K which includes the executive compensation information of the Company is incorporated herein by reference.

Director Compensation

The board of directors of the Company has not approved a director compensation program to date.

Certain Relationships and Related Transactions

The information set forth in the section entitled “Certain Relationships and Related Person Transactions — Related Party Transactions Following the Business Combination” beginning on page 255 of the Proxy Statement/Prospectus is incorporated herein by reference.

Additionally, the information set forth in the sections entitled “Registration Rights Agreement,” “Director Nomination Agreement,” “Tax Receivables Agreement,” “Indemnification Agreements,” “Assignment and Assumption Agreement” and “Advisory Services Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The information set forth under “Introductory Note” in this Current Report on Form 8-K is incorporated herein by reference.

Director Independence

At the closing of the Business Combination, the board of directors of the Company adopted NASDAQ listing standards to assess director independence. All of the Company’s directors are independent pursuant to the NASDAQ listing rules, except Mr. Leonard, the Company’s Chief Executive Officer.

Legal Proceedings

The information set forth in the section entitled “Information about UHS — Legal Proceedings” on page 177 of the Proxy Statement/Prospectus is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

The Agiliti Common Stock and Agiliti Warrants will not be listed on a national stock exchange. Historically there has not been, and currently there is no established public market for the Agiliti Common Stock or the Agiliti Warrants.

As of January 4, 2019, there were 2,975,618 outstanding options to purchase Agiliti Common Stock and 37,950,000 Agiliti Warrants. The Company has reserved a total of 10,356,000 shares of Agiliti Common Stock for issuance pursuant to the 2018 Omnibus Incentive Plan, subject to certain adjustments set forth therein.

As of January 4, 2019, following the consummation of the Business Combination, there were seven holders of Agiliti Common Stock and two holders of Agiliti Warrants.

Dividends

We have not paid any cash dividends on the Agiliti Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Company’s board of directors. However, we do not anticipate paying any dividends on the Agiliti Common Stock for the foreseeable future.

Information regarding FSAC’s common stock, warrants and units and related stockholder matters are described in the section entitled “Price Range of Securities and Dividends” on page 257 of the Proxy Statement/Prospectus and is incorporated herein by reference.

Recent Sales of Unregistered Securities

In connection with the closing of the Business Combination, FSAC issued 86,795,398 shares of FSAC Class A Common Stock to THL Stockholder in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). These shares were converted into shares of Agiliti Common Stock on a one-for-one basis at the closing of the Business Combination.

Description of Registrant’s Securities

The information set forth in the section entitled “Description of Agiliti’s Securities” beginning on page 245 of the Proxy Statement/Prospectus is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth in “Part II — Indemnification of Directors and Officers” of the Proxy Statement/Prospectus and in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference. The financial statements of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) and Subsidiaries included in the Proxy Statement/Prospectus beginning on page F-31 and in Appendix C in the Proxy Statement/Prospectus Supplement beginning on page C-1, are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information regarding our Credit Facility under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

In addition, following the Business Combination, the $645.0 million principal amount of Existing Notes remained outstanding but were called for redemption in accordance with the indenture governing the Existing Notes immediately prior to the consummation of the Business Combination. The Existing Notes will be redeemed on February 4, 2019.  Following redemption, the indenture governing the Existing Notes will cease to be in effect. The terms of the indenture and the Existing Notes are described in the section entitled “Appendix D: Management’s Discussion and Analysis of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) and Subsidiaries for the Three and Nine Months Ended September 30, 2018 and September 30, 2017 — Liquidity and Capital Resources — Original Notes and Add-on-Notes — 7.625%” beginning on page D-10 of the Proxy Statement/Prospectus Supplement, which description is incorporated by reference herein.

Item 3.03                                           Material Modification to Rights of Security Holders

On the Closing Date, in connection with the consummation of the Business Combination, the Company’s Certificate of Incorporation and Bylaws were amended and restated. The material terms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the general effect upon the rights of holders of the Agiliti Common Stock are included in the Proxy Statement/Prospectus in the sections entitled “Description of Agiliti’s Securities” beginning on page 245 and “Proposal No. 3 — The Charter Proposal” beginning page 133, and in the Proxy Statement/Prospectus Supplement in the section entitled “Supplemental Information to Proposal No. 3 — The Charter Proposal” on page 48, each of which is incorporated herein by reference.

The foregoing description of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company does not purport to be complete and is qualified in its entirety by the terms of the

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

The information in the section entitled “Assignment and Assumption Agreement” in Item 1.01 in this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth under “Introductory Note” and Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.

Following the Business Combination, THL Stockholder holds approximately 99.2% of Agiliti Common Stock (excluding shares of common stock issuable upon exercise of warrants). The total consideration to acquire Agiliti Holdco was approximately $1.44 billion. Such aggregate consideration consisted of cash and/or shares of Agiliti Common Stock and/or fully-vested options to purchase shares of Agiliti Common Stock. The sources of funds for the Business Combination include $660 million from the New Term Loan Facility as described in Item 1.01 above, approximately $34 million from the New Revolving Facility, approximately $19.6 million of existing capital leases rollover, approximately $21.8 million of equity rollover by existing holders, $737.8 million from the THL Stockholder pursuant to the Backstop Agreement and approximately $4.5 million from FSAC’s trust account.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2019, Mr. Sperling and Mr. Charles P. Holden ceased to be the President and Chief Financial Officer of the Company, respectively, and Mr. Kent R. Weldon ceased to be a director of the Company.

Information with respect to the Company’s directors and executive officers immediately after the closing is set forth in the section entitled “Management and Board of Directors After the Business Combination” beginning on page 55 of the Proxy Statement/Prospectus Supplement and under “Directors and Executive Officers” in Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in the section entitled “Proposal No. 4 — The Incentive Plan Proposal” beginning on page 136 of the Proxy Statement/Prospectus. in the section entitled “Supplemental Information to Proposal No. 4 — The Incentive Plan Proposal” on page 49 of the Proxy Statement/Prospectus Supplement and under “2018 Omnibus Incentive Plan” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On January 4, 2019, concurrently with the consummation of the Business Combination and in accordance with the terms of the A&R Merger Agreement, the Company assumed the 2007 Stock Option Plan and the 2018 Executive Management Stock Option Plan of Agiliti Holdco. These plans govern the options to purchase Agiliti Common Stock that were rolled over from Agiliti Holdco upon the closing of the Business Combination. Also on January 4, 2019, the Company assumed the Agiliti Health Executive Severance Plan. The information set forth in the section entitled “Information About UHS — Executive Compensation Discussion and Analysis — Potential Payments Under Our Executive Severance Pay Plan” on page 194 of the Proxy Statement/Prospectus and in Exhibit 99.2 to this Current Report on Form 8-K which includes the executive compensation information of the Company is incorporated herein by reference.

On January 4, 2019, the board of directors of the Company approved an increase in Mr. Leonard’s annual salary from $685,000 to $750,000 effective upon consummation of the Business Combination. At closing of the Business Combination, the board did not approve any equity awards, including the retention and initial annual equity awards described in the Proxy Statement/Prospectus, and did not approve the amendments to the employment agreements described in the Proxy Statement/Prospectus.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. The material terms of the Business Combination are described in the section entitled “Supplemental Information to Proposal No. 1 — Approval of the Business Combination” beginning on page 35 of the Proxy Statement/Prospectus Supplement, in the section entitled “Proposal No. 1 — Approval of the Business Combination” beginning on page 81 of the Proxy Statement/Prospectus, in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On January 4, 2019, the Company issued a press release announcing the consummation of the Business Combination. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.3 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statement and Exhibits.

(a)                                 Financial statements of businesses acquired

The financial statements of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) and Subsidiaries included in the Proxy Statement/Prospectus beginning on page F-31 and in Appendix C in the Proxy Statement/Prospectus Supplement beginning on page C-1, are incorporated herein by reference.

The financial statements of FSAC included in the Proxy Statement/Prospectus beginning on page F-1 and in FSAC’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2018 and 2017 beginning on page 1, are incorporated herein by reference.

(b)                                 Pro Forma Financial Information

The information set forth in Exhibit 99.1 to this Current Report on Form 8-K, which includes the unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2017 and for and as of the nine months ended September 30, 2018, is incorporated herein by reference.

(d)       Exhibits.

Exhibit No.	Document

2.1(a)

Agreement and Plan of Merger, dated as of August 13, 2018, by and among Federal Street Acquisition Corp., Agiliti, Inc., Umpire SPAC Merger Sub, Inc., Umpire Equity Merger Sub, Inc., Umpire Cash Merger Sub, Inc., UHS Holdco, Inc., solely in its capacity as a Majority Stockholder, IPC/UHS Co-Investment Partners, L.P. and solely in its capacity as a Majority Stockholder and the Stockholders’ Representative, IPC/UHS, L.P. (incorporated by reference to Exhibit 2.1 to FSAC’s Current Report on Form 8-K/A filed August 14, 2018)

2.2(a)

Amended and Restated Merger Agreement, by and among Federal Street Acquisition Corp., Agiliti, Inc., Umpire SPAC Merger Sub, Inc., Umpire Equity Merger Sub, Inc., Umpire Cash Merger Sub, Inc., Agiliti Holdco, Inc., solely in their capacities as Majority Stockholders, IPC/UHS, L.P. and IPC/UHS Co Investment Partners, L.P., and solely in its capacity as the Stockholders’ Representative, IPC/UHS, L.P., and, solely for the purposes stated therein, Umpire Equity Merger Sub, Inc. (incorporated by reference to Exhibit 2.2(a) to FSAC’s Current Report on Form 8-K filed December 19, 2018)

3.1	Amended and Restated Certificate of Incorporation of Agiliti, Inc.

3.2	Amended and Restated Bylaws of Agiliti, Inc.

4.1	Specimen Common Stock Certificate of Agiliti, Inc. (incorporated by reference to Exhibit 4.1 to Agiliti, Inc.’s Registration Statement on Form S-4/A filed October 9, 2018).

4.2	Specimen Warrant Certificate of Federal Street Acquisition Corp. (incorporated by reference to Exhibit 4.3 to FSAC’s Registration Statement on Form S-1 filed June 21, 2017).

4.3

Warrant Agreement, dated July 18, 2017, between Federal Street Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of FSAC’s Current Report on Form 8-K filed July 24, 2017).

4.4	Assignment and Assumption Agreement, dated as of January 4, 2019, between Continental Stock Transfer & Trust Company, Agiliti, Inc. and Federal Street Acquisition Corp.

4.5

Indenture, dated as of August 7, 2012, among Agiliti Health, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Agiliti Health, Inc. Quarterly Report on Form 10-Q filed August 13, 2012).

10.1

Credit Agreement, dated as of January 4, 2019, by and among Agiliti Health, Inc., as borrower, Agiliti Holdco, Inc. and certain subsidiaries of Agiliti Health as guarantors, JPMorgan Chase Bank, N.A. as administrative agent, collateral agent, and letter of credit issuer, and the lenders from time to time party thereto.

10.2	Registration Rights Agreement, dated as of January 4, 2019, by and among Agiliti, Inc., THL Agiliti LLC, Thomas J. Leonard and the other holders named therein.

10.3	Director Nomination Agreement, dated as of January 4, 2019, by and between Agiliti, Inc. and THL Agiliti LLC.

10.4

Tax Receivable Agreement, dated as of January 4, 2019, by and among the Agiliti Holdco, Inc., IPC/UHS, L.P., solely in the capacity of the Stockholders’ Representative, and each of the successors and assigns thereto.

10.5†	Agiliti Inc.’s 2018 Omnibus Incentive Plan.

10.6	Advisory Services Agreement, dated as of January 4, 2019, by and among Agiliti, Inc., Agiliti Holdco, Inc., Agiliti Health, Inc. and THL Managers VIII, LLC.

10.7†	Form of Director and Officer Indemnification Agreement, by and between Agiliti, Inc. and its directors and executive officers.

10.8†

Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc.) Amended and Restated 2007 Stock Option Plan, dated as of November 4, 2014 (incorporated by reference to Exhibit 10.2 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Quarterly Report on Form 10-Q filed November 6, 2014).

10.9†

Form of notice to option holders regarding amendments to outstanding options (incorporated by reference to Exhibit 10.3 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Quarterly Report on Form 10-Q filed on November 6, 2014).

10.10†

Form of Option Agreement Evidencing a Grant of an Option Under the 2007 Stock Option Plan, dated as of May 8, 2015, between Agiliti Health, Inc. (f/k/a Universal Health Services, Inc.) and Thomas Leonard (incorporated by reference to Exhibit 10.3 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Quarterly Report on Form 10-Q filed on May 13, 2015).

10.11†

Amendment One to Option Agreement, dated March 14, 2016, between UHS Holdco and Thomas Leonard (incorporated by reference to Exhibit 10.25 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Form 10-K filed on March 15, 2016).

10.12†

Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc.) 2018 Executive Management Stock Option Plan (incorporated by reference to Exhibit 10.1 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Form 10-Q filed on May 14, 2018).

10.13†

Form of Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc.) Executive Management Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Form 10-Q filed on May 14, 2018).

10.14†

Amendment No. 1 to Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc.) Executive Management Stock Option Plan dated August 9, 2018 (incorporated by reference to Exhibit 10.2 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Form 10-Q filed on August 13, 2018).

10.15†

Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Executive Severance Pay Plan, dated November 2, 2016 (incorporated by reference to Exhibit 10.1 to Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) Quarterly Report on Form 10-Q filed on November 7, 2016).

10.16

Amended and Restated Subscription Agreement, dated December 19, 2018, by and between THL Agiliti LLC and Federal Street Acquisition Corp. (incorporated by reference to Exhibit 10.1 to FSAC’s Current Report on Form 8-K filed December 19, 2018).

99.1	Unaudited pro forma condensed combined financial information of Agiliti, Inc. for the year ended December 31, 2017 and for and as of the nine months ended September 30, 2018.

99.2	Executive Compensation of Agiliti, Inc.

99.3	Press Release dated January 4, 2019.

(a)                 Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

†                         Indicates a management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2019

AGILITI, INC.

By:	/s/ James Pekarek
Name:	James Pekarek
Title:	Executive Vice President and Chief Financial Officer